Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

THIRD QUARTER AND NINE MONTH 2008 RESULTS

CINCINNATI, OHIO, November 6, 2008—CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced third quarter results for the periods ended September 30, 2008.

Financial highlights for the third quarter of 2008 compared to the third quarter of 2007 include:

Net sales decreased from $65.3 million to $55.2 million

Gross profit increased from $11.2 million to $12.0 million

Gross profit as a percentage of sales increased by 4.6 percentage points from 17.1% to 21.7%

Selling and administrative costs increased $2.0 million to $8.7 million

Operating income decreased from $4.1 million to $2.4 million

Net income was $1.2 million compared to $2.2 million in 2007

Earnings per diluted share were $0.08 compared to $0.14 in 2007

Financial highlights for the nine months ended September 30, 2008 compared to nine months ended September 30, 2007 include:

Net sales decreased from $168.0 million to $159.5 million

Gross profit increased from $28.9 million to $29.4 million

Gross profit as a percentage of sales increased by 1.2 percentage points from 17.2% to 18.4%

Selling and administrative costs increased $5.5 million to $23.5 million

Operating income decreased from $9.9 million to $3.8 million

Net income was $1.7 million compared to $4.5 million in 2007

Earnings per diluted share were $0.11 compared to $0.33

Although sales for the quarter and nine month periods of 2008 were lower than the comparable 2007 periods, gross profits increased for both periods. Gross profits as a percentage of sales have increased significantly due to a shift in product mix to higher margin products.

The increase in selling and administrative expenses for the three and nine month periods is primarily the result of the addition of selling and administrative expenses from our string of recent acquisitions including the recently announced acquisitions of Flextor and AVC Specialists. The three months ended September 30, 2008 selling and administrative expenses include expenses from acquired companies of $1.9 million and the nine months ended September 30, 2008 selling and administrative expenses include expenses from acquired companies of $5.0 million. Selling and administrative expenses from our organic companies only increased slightly for both periods.

As mentioned previously, management is highly focused on reducing these costs and we will do so by integrating these new acquisitions into the CECO system while at the same time addressing the need for compliance with the increasingly demanding regulations affecting public companies.

Our backlog as of September 30, 2008 was $86.9 million compared to $85.5 million as of December 31, 2007.

Chairman and CEO, Phillip DeZwirek, stated, “Our order flow this year has remained consistently strong with bookings through September of over $148 million compared to $142 million through September of 2007. All the recent acquisitions that we’ve made have diversified our customer base and we feel that we are well positioned for what lies ahead.”

President and Chief Operating Officer, Richard Blum, stated, “As we look forward to 2009, we know that some of the industries we serve may be affected by economic conditions. Our task will be to take advantage of the opportunities we find in the industries that are doing well. The major industries that we’ve gained access to through the acquisitions of Effox, Fisher Klosterman, Flextor and AVC Specialists are power, refining, mining, and chemicals. We feel that these industries have favorable near term prospects.”

CECO will host a conference call on Thursday, November 6, 2008 at 10:30 a.m. EST to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866.356.4123
International dial in number:	617.597.5393
Participant pass code:	61142978

Replay:	888-286-8010
Pass code:	34814722

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, Inc., Effox, GMD, FKI, Flextor and AVC Specialists — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the Company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “anticipate,” “intend,” “expect,” “feel,” “may,” “could,” “would,” “will,” “should,” “plan,” or similar statements. All forward-looking statements are based largely on current expectations, beliefs and assumptions concerning future events that are subject to certain substantial risks and uncertainties. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in economic conditions and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

CECO ENVIRONMENTAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007
Net sales	$55,238	$65,257	$159,546	$167,967

Costs and expenses:
Cost of sales, exclusive of items shown separately below	43,288	54,095	130,124	139,057
Selling and administrative	8,720	6,739	23,483	17,960
Depreciation and amortization	801	373	2,187	1,099

	52,809	61,207	155,794	158,116

Income from operations	2,429	4,050	3,752	9,851

Other income	—	—	—	9
Interest expense (including related party interest of $81 and $0, and $81 and $1,101 respectively)	(467)	(125)	(1,046)	(1,843)

Income from continuing operations before income taxes	1,962	3,925	2,706	8,017
Income tax provision	766	1,729	1,056	3,530

Net income	$1,196	$2,196	$1,650	$4,487

Per share data:
Basic net income	$.08	$.15	$.11	$.34

Diluted net income	$.08	$.14	$.11	$.33

Weighted average number of common shares outstanding:
Basic	14,821,253	14,633,479	14,764,154	13,054,347

Diluted	15,593,959	15,211,538	15,304,657	13,634,829